Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule TO

(Form Type)

J.P. Morgan Access Multi-Strategy Fund, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$0.00	0.00927%	$0.00

Fees Previously Paid	$83,495,442.76		$7,740.03

Total Transaction Valuation	$83,495,442.76

Total Fees Due for Filing			$7,740.03

Total Fees Previously Paid			$7,740.03

Total Fee Offsets			—

Net Fee Due			$0.00